UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP Blended Mid Cap Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP Blended Mid Cap Managed Volatility Fund

January 22, 2019

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Lincoln Variable Insurance Products Trust (the “Trust”), held on September 13-14, 2018 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the LVIP Blended Mid Cap Managed Volatility (the “Fund”) between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and Massachusetts Financial Services Company (“MFS”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement when a sub-advisory agreement is entered into or materially amended without a shareholder vote. This Information Statement provides information regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended, and the Board, including all of the Independent Trustees, approved, the New Sub-Advisory Agreement with MFS with respect to the Fund to be effective as of October 31, 2018. Under the terms of the New Sub-Advisory Agreement, MFS makes investment decisions and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to MFS.

II.	Board Considerations on the New Sub-Advisory Agreement

Background

On September 13-14, 2018, the Board of the Trust met to consider, among other things, the approval of the New Sub-Advisory Agreement between the Adviser and MFS on behalf of the Fund. The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”) and MFS prior to and during the meeting. Among other information, the Adviser, Lincoln Life and MFS provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including an in-person presentation by representatives of MFS and MFS’s responses to the Adviser’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers as well as the Adviser, Lincoln Life, and MFS personnel to consider the approval of the New Sub-Advisory

Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the New Sub-Advisory Agreement be approved. The Board determined that, given the totality of the information provided with respect to the New Sub-Advisory Agreement, the Board had received sufficient information to approve the New Sub-Advisory Agreement. In considering the approval of the New Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

New Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed subadvisory agreement between LIAC and Massachusetts Financial Services Company (“MFS”) on behalf of the Fund, effective October 31, 2018, the Board considered the nature, extent and quality of services to be provided by MFS under the proposed subadvisory agreement. The Board considered the reasons provided by LIAC for recommending replacement of the sub-adviser, the backgrounds of the investment professionals proposed to service the Fund and MFS’s investment philosophy and considered that MFS served as sub-adviser for other funds in the Trust. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage arrangements, risk management and compliance matters. The Board concluded that the services to be provided by MFS were expected to be satisfactory.

Performance. The Board considered that the sub-adviser manages the Equity Sleeve. The Board reviewed the performance of the Equity Sleeve of the Fund. In its review, the Board considered the total return, standard deviation and Sharpe ratio data provided by Morningstar comparing the performance of the Equity Sleeve to a peer group of funds in the Morningstar Mid-Cap Growth category and the Russell Mid Cap Growth Total Return USD Index. The Board considered that MFS was proposed as an additional sub-adviser effective October 31, 2018 to replace a sub-adviser. The Board concluded that the services provided by the sub-adviser were satisfactory.

Subadvisory Fee. The Board noted that the proposed subadvisory fee schedule for MFS, which includes breakpoints, was lower than the subadvisory fee schedule with the previous sub-adviser. The Board considered that the proposed subadvisory fee was negotiated between LIAC and MFS, an unaffiliated third party, and that LIAC would compensate MFS from its fee and concluded the proposed subadvisory fee was reasonable.

Profitability, Economies of Scale and Fallout Benefits. For the Equity Sleeve to be sub-advised by MFS, the Board considered that the proposed subadvisory fee schedule contains breakpoints, was negotiated between LIAC and MFS, an unaffiliated third party, and that LIAC would compensate MFS from its fees. The Board reviewed materials provided by MFS as to any additional benefits it receives and noted that MFS could potentially realize a benefit from the relationship with the Fund by being awarded future or increased mandates and that although MFS has undertaken to reimburse clients for that portion of client commissions used to purchase research, that research obtained in connection with trading client assets, may benefit MFS and its other clients.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the best interest of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated October 31, 2018 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the New Sub-Advisory Agreement, MFS makes investment decisions and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to MFS. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to MFS; or (c) MFS on at least sixty days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates.

IV.	Information About MFS

MFS, which is located at 111 Huntington Avenue, Boston, Massachusetts, 02199, doing business as MFS Investment Management, acts as the investment adviser to investment companies, separate accounts and other clients. MFS is a majority owned subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings Inc., which in turn is an indirect wholly owned subsidiary of Sun Life Financial, Inc. (a diversified financial services organization) located at 1 York Street, Toronto, Ontario, MSJ0B6, Canada. As of September 30, 2018, net assets under management of the MFS organization were approximately $483 billion.

The following table provides the name and principal occupation of MFS’s directors and executive officers. The address of each of the directors and executive officers is at 111 Huntington Avenue, Boston, Massachusetts 02199:

Name	Principal Occupation
Robert Manning	Director, Executive Chairman and Chairman of the Board of Directors of MFS; Trustee of various funds within the MFS Funds complex(1)
Michael Roberge	Director, Chief Executive Officer, and Chief Investment Officer of MFS(1)
Amrit Kanwal	Executive Vice President and Chief Financial Officer of MFS(1)
Carol Geremia	President of MFS(1)
Heidi Hardin	Executive Vice President, General Counsel and Secretary of MFS and Secretary of various funds within the MFS Funds complex(1)
Robin Stelmach	Vice Chairman of MFS and Trustee of various funds within the MFS Funds complex(1)
David Antonelli	Vice Chairman of MFS(1)
Jon N. Aliber	Executive Vice President and Chief Technology Officer of MFS(1)
Mark A. Leary	Executive Vice President and Chief Human Resources Officer of MFS(1)
Martin Wolin	Chief Compliance Officer of MFS and Chief Compliance Officer of various funds within the MFS Funds complex(1)

Stephen Peacher	Director of MFS; President, Sun Life Investment Management
Kevin Strain	Director of MFS; Executive Vice President and Chief Financial Officer of Sun Life Financial

(1) Certain principal executive officers and directors of MFS serve as officers or directors of some or all of MFS’s corporate affiliates and certain officers of MFS serve as officers and/or directors of some or all of the funds in the MFS Funds complex and/or officers or directors of certain MFS non-U.S. investment companies.

Comparable Funds

MFS acts as investment adviser to the following mutual funds that have objectives similar to the portion of the Fund’s assets allocated to MFS.

Comparable Funds	Contractual Fee (Advisory Fee) (including breakpoints)	Assets under Management (as of September 30, 2018)
MFS® Mid Cap Growth Fund	0.750% up to $1 billion 0.700% in excess of $1 billion and up to $2.5 billion 0.650% in excess of $2.5 billion*	$3,699.6 million
MFS® Mid Cap Growth Series	0.750% up to $1 billion 0.700% in excess of $1 billion	$403.7 million

*MFS has agreed in writing to bear the fund’s expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, and investment related expenses (such as interest and borrowing expenses incurred in connection with the fund’s investment activity), such that “Total Annual Fund Operating Expenses” do not exceed 1.30% of the class’ average daily net assets annual for each of Class A, Class T, and Class R3 shares, 2.05% of the class’ average daily net assets annually for each of Class B, Class C, and Class R1 shares, 1.05% of the class’ average daily net assets annually for each of Class I and Class R4 shares, 1.35% of the class’ average daily net asset annually for Class 529A shares, 2.10% of the class’ average daily net assets annual for each of Class 529B and Class 529C shares, 1.55% of the class’ average daily net assets annually for Class R2 shares and 0.95% of the class’ average daily net assets annually for Class R6 shares. This written agreement will continue until modified by the fund’s Board of Trustees, but such agreement will continue at least until December 31, 2019.

Payments of Commissions to Affiliated Brokers

MFS and its parent company, Sun Life, both have registered broker/dealer subsidiaries; however, their sole function is to serve as distributors for MFS or Sun Life mutual funds and other related investment products. As such, MFS and Sun Life do not execute investment transactions through these broker/dealers.

The Fund did not pay any brokerage commissions to brokers affiliated with MFS during the fiscal year ended December 31, 2018.

V.	Purchases of MFS’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving MFS or any entity controlling, controlled by or under common control with MFS.

VI.	Ownership of Shares

As of December 31, 2018, the Fund had 1,678,012.668 outstanding Standard Class shares and 41,274,019.839 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders and they direct the voting of the Fund’s shares.

As of December 31, 2018, to the knowledge of the Fund, no beneficial owner/shareholder of the Fund’s shares beneficially owned 5% or more of the shares.

As of December 31, 2018, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $1,483,663 in 12b-1 fees for the fiscal year ended December 31, 2018.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2018.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $214,865 in administrative servicing costs reimbursed and contractholder servicing fees for the fiscal year ended December 31, 2018.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

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